                                                                     Exhibit 4.2


                               HAVAS ADVERTISING

             A French limited liability company (societe anonyme)
                    with a share capital of euro57,535,376
        Registered Office: 84, rue de Villiers, 92300 Levallois-Perret
                          335 480 265 R.C.S. Nanterre

                               NOTE D'OPERATION

         MADE AVAILABLE TO THE PUBLIC IN RELATION TO THE ISSUE OF AN
             AGGREGATE PRINCIPAL AMOUNT OF EURO 23,000,108 BONDS
         CONVERTIBLE AND/OR EXCHANGEABLE INTO NEW OR EXISTING SHARES
            (OBLIGATIONS A OPTION DE CONVERSION ET/OU D'ECHANGE EN
         ACTIONS NOUVELLES OU EXISTANTES) REPRESENTED BY 122,341 BONDS
                       OF EURO188 PRINCIPAL AMOUNT EACH

    A legal notice has been published in the Bulletin des Annonces legales obligatoires on 5 February 1999.

                                      COB
                                      ---
                                       .


                Visa of the Commission des operations de bourse

 Pursuant to articles 6 and 7 of Ordonnance no. 67-833 dated 28 September 1967, this final prospectus has received the visa no. 99-086 dated 3 February 1999 of the Commission des operations de bourse.

                                    Warning
                                    -------

The Commission des operations de bourse draws the attention of the public in the principal characteristics of the financial instruments described in this note d'operation. As they come within the scope of article 339-1 of the Law of 24
    July 1996, the instruments do not have certain of the characteristics of convertible or exchangeable bonds. In particular, in the event of an early redemption or a redemption at maturity, the holders shall be entitled to exercise their rights to receive shares only in the period between the date of the notice announcing such redemption (such notice to be published at the latest one month before the redemption date) and the seventh business day preceding the date set forth for such redemption.

                         This prospectus consists of:

 .    the document de reference of Havas Advertising, registered with the
     Commission des operations de bourse on 30 March 1998 under the number R.98-090

 .    this note d'operation.

Copies of this prospectus are available for inspection from Societe Generale and also at the registered office of Havas Advertising, 84, rue de Villiers, 92683 LEVALLOIS - PERRET Cedex
                             SG Investment Banking

Banque Nationale de Paris   Goldman Sachs ParisInc. et Cie.  CCF Charterhouse

               PERSON ASSUMING RESPONSIBILITY FOR THE PROSPECTUS

PERSON RESPONSIBLE FOR THE PROSPECTUS

     Mr. Alain de POUZILHAC, Chairman of the Board of Directors.

CERTIFICATE OF THE PERSON RESPONSIBLE FOR THE PROSPECTUS

     "To the best of our knowledge, all the information in this prospectus is true and accurate; this document contains all the information necessary to enable investors to form an opinion as to the assets and liabilities, activities, financial position and financial results and future prospects of Havas Advertising as well as to the rights attached to the securities being offered; this document does not contain any information which could make it misleading."

                              Alain de POULZIHAC
                      Chairman of the Board of Directors

Admission for trading of bonds convertible and/or exchangeable into new or existing shares

Preamble

     On 3 February 1999, prior to the public offering of 122,341 bonds convertible and/or exchangeable into new or existing shares (the "Bonds") described in the note d'operation which received visa no. 99-086 of the Commission des operations de bourse on 3 February 1999, Havas Advertising proceeded to the placing with qualified investors of 1,101,064 Bonds with totally identical characteristics.

Purpose of this note d'operation

     This note d'operation was prepared in respect of the admission for trading on the Premier Marche au comptant of the SBF-Bourse de Paris of the Bonds placed with qualified investors.

Date of listing of the Bonds

     The scheduled date of listing of the 1,101,064 Bonds in the aggregate principal amount of euro207,000,032 placed with qualified investors is 12 February 1999, simultaneously with the quotation of 122,341 Bonds with an aggregate principal amount of euro23,000,108 offered to the public; the aggregate issue is represented by 1,223,405 Bonds with an aggregate principal amount of euro230,000,140.

Principal characteristics of the Bonds

     The principal characteristics of the Bonds placed with qualified investors are identical to those of the Bonds offered to the public, which are described in the note d'operation that received the visa no. 99-086 of the Commission des operations de bourse on 3 February 1999.

Prospectus

     The prospectus consists of the document de reference of Havas Advertising, which was registered with the Commission des operations de bourse on 30 March 1998 under number R.98-090, the note d'operation which received the visa no. 99-086 on 3 February 1999, and this note d'operation.




     This document contains a free translation for information purposes only of the French language note d'operation relating to the admission for trading of the Bonds which received visa no. 99-109 dated 9 February 1999 of the Commission des operations de bourse. In the event of any ambiguity or conflict between corresponding Items contained in theses documents, the relevant items of the French version of the note d'operation shall prevail.

                               HAVAS ADVERTISING

              PRINCIPAL CHARACTERISTICS OF THE BONDS CONVERTIBLE
                AND/OR EXCHANGEABLE INTO NEW OR EXISTING SHARES

PRINCIPAL AMOUNT OF ISSUE

euro 23,000,108 (approximately FF150,870,818.43), represented by 122,341 bonds with a nominal amount of euro188 each (or, FF1,233.20) (the "Bonds").

ISSUE PRICE

euro188 (or FF1,233.20) per Bond.

ISSUE DATE AND SETTLEMENT DATE

12 February 1999.

TERM OF THE BONDS

4 years and 323 days from the settlement date.

ANNUAL INTEREST

The Bonds will bear interest at the rate of 1 per cent per annum, being euro1.88 (or FF12.33) per Bond, payable annually in arrear on 1 January in each year. In respect of the period from 12 February 1999 to 31 December 1999, an amount of euro1.67 (or FF10.95) per Bond in respect of interest for such period will be paid on 1 January 2000.

GROSS YIELD TO MATURITY

(in the absence of conversion and/or exchange into shares and in the absence of early redemption) 1.75 per cent as at the settlement date.

REDEMPTION AT MATURITY

Redemption in full on 1 January 2004 at par, being euro195.13 per Bond (or FF1,279.97).

EARLY REDEMPTION

(1) By means of purchases in the open market or otherwise or public offers (2) at the option of Havas Advertising at any time from 1 January 2002 until 31 December 2003, at an early redemption price that guarantees the subscriber a yield to maturity equivalent to the rate he would have obtained in the event of redemption at maturity, if the product of (i) the existing conversion/exchange ratio and (ii) the arithmetic mean of the closing prices of a Havas Advertising share on the Paris Stock Exchange calculated over a period 20 consecutive stock exchange trading days during which the share is listed selected from among the 40 consecutive stock exchange trading days preceding the publication of a notice concerning such early redemption, exceeds 115 per cent of such early redemption price of each Bond and (3) at the option of Havas Advertising at par plus accrued interest when less than 10 per cent of the Bonds issued remain outstanding.

CONVERSION AND/OR EXCHANGE OF THE BONDS FOR SHARES

At any time from 12 February 1999, the Bondholders may require that the Bonds are converted and/or exchanged into shares at the conversion/exchange rate of one share (subject to adjustment) for one Bond. Havas Advertising may, at its option, deliver new shares and/or existing shares.

PREFERRED SUBSCRIPTION RIGHTS AND PRIORITY SUBSCRIPTION PERIOD

The shareholders have waived their preferential subscription rights and no priority subscription period is applicable.

OFFER TO THE PUBLIC IN FRANCE

The bonds will be offered to the public from 3 February 1999 to 9 February 1999.

The placing may be closed without prior notice, except as regards individuals for which it shall remain open from 3 February 1999 to 9 February 1999 inclusive.

STOCK EXCHANGE PRICE OF ONE SHARE

On 4 February 1999; euro151.50 (or FF993.77).

CONVERSION RATE FROM EURO INTO FRENCH FRANCS

Amounts in French francs ("FF"), rounded off, are calculated on the basis of the official rate of euro1 = FF6.55957 and are given for information purposes only.

                                   CHAPTER I

            PERSONS ASSUMING RESPONSIBILITY FOR THE PROSPECTUS AND
                         FOR THE AUDIT OF THE ACCOUNTS

1.1       PERSON RESPONSIBLE FOR THE PROSPECTUS

          Mr. Alain de POUZILHAC, Chairman of the Board of Directors.

1.2       CERTIFICATE OF THE PERSON RESPONSIBLE FOR THE PROSPECTUS

          "To the best of our knowledge, all the information in this prospectus is true and accurate; this document contains all the information necessary to enable investors to form an opinion as to the assets and liabilities, activities, financial position and financial results and future prospects of Havas Advertising as well as to the rights attached to the securities being offered; this document does not contain any information which could make it misleading."

                                                               Alan de POUZILHAC
                                              Chairman of the Board of Directors

1.3       PERSONS RESPONSIBLE FOR THE AUDIT OF THE ACCOUNTS



          ----------------------------------------------------------------------------
                                                              Date of     Expiration
                                                              initial       date of
                                                            appointment  current term
          ----------------------------------------------------------------------------
          Statutory auditors:
          ----------------------------------------------------------------------------
          Mr. Francois BOUCHON                               30/091982       2000 OGM
          33, avenue de Suffren - 75007 PARIS

          Societe Yves LEPINAY et Associes "FIDINTER"        26/06/1990       2000 OGM
          128, boulevard Saint-Germain - 75006 PARIS
          represented by Messrs. Yves LEPINAY and
          Jean-Yves LEPINAY
          ----------------------------------------------------------------------------
          Alternate auditors
          ----------------------------------------------------------------------------
          FNEC - FIDUCIAIRE NATIONALE                        25/061984        2000 OGM
          D'EXPERTISE COMPTABLE SA
          17, rue de l'Amiral Roussin - 75015 Paris
          represented by Mr. Bruno VAILLANT
          ----------------------------------------------------------------------------
          CABINET CONSTANTIN                                 26/06/1990       2000 OGM
          114, rue Marius Aufan - 92300 Levallois-Perret
          represented by Messrs. Jean-Francois SERVAL,
          Jean-Paul SEGURET and Jean-Claude SAUCE
          ----------------------------------------------------------------------------

          Certificate of the persons responsible for account auditing

          We have verified the financial and accounting information provided in this prospectus and applied such procedures as we considered necessary in accordance with professional standards.

          We have rendered an audit report in respect of the annual statements and the consolidated statements presented for the fiscal years ended on 31 December 1995, 1996 and 1997 presented in the Document de reference that is part of this prospectus.

          We have performed a limited review of the unaudited consolidated interim statements of income and interim report on activity for the periods from 1 January 1997 to 30 June 1997 and from 1 January 1998 to 30 June 1998, as presented in paragraph 5.1 of this Note d'operation.

          We have no comments to make regarding the truthfulness of the financial and accounting information presented in this prospectus.

               Francois BOUCHON  Yves LEPINAY et Associes - "Fidinter"
                                                  Yves LEPINAY
                                                Jean-Yves LEPINAY

                     Auditors
          Members of the Companie Regionale
          des Commissaires aux Comptes de Paris

1.4       INFORMATION POLICY

          Person responsible for information:

          Name:  Mr. Jacquet HERAIL (Tel. 01.41.34.30.05 - Fax:  01.41.34.30.06)

          Position:  Managing Director

          Address:  Havas Advertising - 84, rue de Villiers, 92300 Levallois-
          Perret

                                  CHAPTER II

   ISSUE AND ADMISSION TO THE PREMIER MARCHE OF THE BONDS CONVERTIBLE AND/OR
         EXCHANGEABLE INTO NEW OR EXISTING SHARES IN HAVAS ADVERTISING

2.1       INFORMATION RELATING TO THE ISSUE

2.1.1     Authorisations

2.1.1.1   General meeting authorising the issue

          The general meeting (asemblee generale mixte) of shareholders of Havas Advertising held on 27 May 1998, ruling under the quorum and majority of extraordinary general meetings, in its fifteen resolution:

          . authorised the Board of Directors to proceed, through a public offering, in one or more issues, in the proportions and at the time determined by the Board, whether in France or abroad, to the issuance of any security of any type whatsoever giving access, immediately and/or in the future, to shares in the company.

          . Decided that the amount of capital increases that may be carried out immediately or in the future pursuant to the above-cited delegation of powers may not exceed a nominal value of 300 million francs,

          . Decided that the aggregate nominal value of the debt securities that may be issued pursuant to the above-cited delegation of powers may not exceed 3 billion francs or the counter-value of this amount in the event of an issue in euros,

          . Decided to waive the preferential subscription right of the shareholders to the securities to be issued, it being understood that the Board of Directors may grant shareholders a priority right of subscription to all or part of the issue during the period and under the terms and conditions it shall determine,

          . Duly noted that, if applicable, the above-cited delegation of powers automatically entails, to the benefit of the holders of securities that give future access to company shares that may be issued, a waiver by the shareholders of their preferential subscription right in respect of the shares to which said securities entitle them,

          . Decided to waive the shareholders' preferential subscription right in respect of the shares issued by the conversion of bonds and decided that the Board of Directors shall have full powers, with the right to delegate to its Chairman under the terms and conditions provided by law, to implement this delegation of powers for the specific purpose of determining the dates and terms and conditions of the issues as well as the form and principal characteristics of the securities to be created, to set the prices and terms and conditions of the issues, to set the amounts to be issued, to set the issue date, even retroactively, of the securities to be issued, to determine the form of payment of the shares or other securities issued, and, if applicable, to adopt the conditions for redemption on the stock market.

2.1.1.2 Board of Directors and decision of the Chairman having decided to issue

          Pursuant to the authorization given by the general meeting (assemblee generale mixte) of Havas Advertising held on 27 May 1998, and in particular pursuant to its 15th resolution, the Board of Directors decided on 2 February 1999 to delegate to the Chairman the power to issue bonds convertible and/or exchangeable into new or existing shares in a maximum nominal amount of euro231 million and to determine the definitive terms and conditions of such issues.

          The Chairman of the Board of Directors decided on 3 February 1999 to set the nominal amount of the issue at euro23,000,108 and to set the principal characteristics of the Bonds as follows.

2.1.2     Number and nominal amount of the Bonds

          In this note d'operation, the term "Bond" means a bond convertible and/or exchangeable into new or existing shares.

2.1.2.1   Number and nominal amount of the Bonds

          Havas Advertising's euro23,000,108 1% Bonds 1999/2004 will be represented by 122,341 Bonds convertible and/or exchangeable into new or existing shares of euro188.

2.1.2.2   Proceeds of the issue

          The gross proceeds of the issue will be euro23,000,108.

          The net proceeds of the issue, after deducting from the gross proceeds euro460,002 which relate to the fees due to the financial intermediaries and an estimated amount euro140,000 covering legal and administrative costs, will be euro22,400,106.

2.1.3.    Structure of the issue

2.1.3.1   Offers

          The Bonds have been offered as part of a global offering:

          .    in France, to legal entities and individuals;

          . outside France and the United States of America, in accordance with the rules applicable to each jurisdiction in which Bonds are offered.

          There is no specific block intended for a particular market.

2.1.3.2   Selling restrictions

          The distribution of the prospectus or the offer for subscription of the bonds may, in certain jurisdictions, be subject to specific regulations. Any person in possession of the prospectus should familiarise himself, and comply with, any local restrictions.

          Societe Generale, Banque Nationale de Paris and Goldman Sachs Paris, Inc. et Cie. and CCF Charterhouse will comply with laws and regulations in effect in jurisdictions in which offers of the Bonds are made and, in particular, with the following selling restrictions.

          United Kingdom selling restrictions

          Each institution participating in the offering agrees that:

       (a) it has not offered or sold, and will not, prior to the date six months following the date of their issue, offer or sell any bonds in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

          (b) it has complied and will comply with will all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom; and

          (c) it has only issued or passed on, and it will issue or pass on, in the United Kingdom any document received by it in connection with the issue or sale of the Bonds to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986) (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the documents may otherwise be issued or passed on.

          United States selling restrictions

          The Bonds and the shares to be issued or delivered upon conversion or exchange thereof, have not been and will not be registered under the Securities Act of 1933, as amended (hereinafter, the "Securities Act") and, subject to certain exceptions, may not be offered or sold in the United States.

          The bonds will be offered and sold outside the United States in accordance with Regulation S of the Securities Act. The terms used in the two preceding paragraphs have meaning ascribed to such terms by Regulation S under the Securities Act.

2.1.3.3   Intentions of the principal shareholders

          No shareholder has advised the company of its intention to register a subscription within the framework of this offering.

2.1.4     Preferential subscription rights, priority subscription period

          The shareholders have expressly waived their preferential right of subscription (droit preferentiel de souscription) to the Bonds being issued. This decision also included express waiver by the shareholders of the preferential subscription rights to the new shares being issued upon conversion of the Bonds.

          No priority subscription period has been provided for.

2.1.5     Duration of offer

          The offer for subscription will be open from 3 February 1999 to 9 February 1999, and may be closed without notice, except as regards individuals, for whom it shall remain open from 3 February to 9 February 1999 inclusive.

2.1.6     Financial institutions responsible for the offering

          The placing has been carried out by Societe Generale, as Lead manager, and by Banque Nationale de Paris, Goldman Sachs Paris Inc. et Cie. and CCF Charterhouse, as Co-lead managers.

2.2       TERMS AND CONDITIONS OF THE BONDS

2.2.0     Form, denomination and delivery of the Bonds

          The Bonds to be issued by Havas Advertising constitute neither convertible bonds for the purposes of articles 195 and following of the Law no. 66-537 of 24 July 1966, nor exchangeable bonds within the meaning of articles 200 and following of said Law; but rather constitute securities carrying rights to shares representing a percentage of the capital within the meaning of articles 339-1 and following of the said Law.

          The Bonds will be issued under the laws of France.

          The bonds will be either bearer or registered form, at the option of the holders. The Bonds will, in any event, be recorded in accounts held, as the case may be, by:

          . Societe Generale (Services Bancaires Titres et Bourse, B.P. 81236, 44312 Nantes Cedex 3) acting on behalf of Havas Advertising in respect of the fully registered Bonds (nominatifs purs);

          . an approved intermediary (intermediaire financier habilite) in respect of Bonds in administered registered form (nominatifs administres);

          . an approved intermediary (intermediaire financier habilite) in respect of Bonds in bearer form.

          Settlement and delivery will take place through the Sicovam S.A. SLAB system of settlement and delivery. (Sicovam code 18 071).

          The Bonds will be accepted for clearance through Sicovam S.A., which will ensure the clearing of Bonds between account holders. The Bonds will also be accepted for clearance through the Euroclear system and Cedelbank.

          The Bonds will be recorded in an account and negotiable as from 12 February 1999.

2.2.1     Issue price

          At par, being euro188 per Bond, to be paid in full on the settlement date.

2.2.2     Issue date

          12 February 1999.

2.2.3     Settlement date

          12 February 1999.

2.2.4     Nominal interest rate

          1 per cent per annum.

2.2.5     Annual Interest Rate

          The bonds bear interest at a rate of 1 per cent per annum of their nominal amount, being euro1.88 per Bond, payable annually in arrear on 1 January in each year. In respect of the period from 12 February 1999 to 31 December 1999, an amount of euro1.67 per Bond in respect of interest for such period will be paid on 1 January 2000.

          All interest payments relating to an interest period of less than one year will be calculated on a basis proportionately equivalent to the annual interest rate, taking account of the number of days elapsed, and using a 365-day year as a reference period (or 366 days for a leap year).

          Interest will cease to accrue as of the date of redemption of the Bonds.

          Claims in respect of interest will lapse after a period of five years.

2.2.6     Redemption

2.2.6.1   Redemption at maturity

          The bonds will be redeemed in full on 1 January 2004 at par, being euro195.13, or, approximately 103.79% of the nominal value.

          Claims in respect of principal will lapse after a period of thirty years from the due date of redemption.

2.2.6.2   Early redemption by purchase or public offer

          Havas Advertising shall be entitled to redeem the Bonds at any time, without any limitations as to price or quantity, either by on the stock exchange or off-exchange purchases or by means of a public purchase or exchange offer. Any such transaction shall not affect the due date for redemption of any Bonds still outstanding.

2.2.6.3   Early redemption at the option of Havas Advertising

          1. Havas Advertising shall be entitled, at its sole option and at any time from 1 January 2002 to 31 December 2003, to redeem all of the bonds outstanding, subject to the following conditions:

               (i) the early redemption price, including interest accrued from 1 January preceding the early redemption date to the actual redemption date, shall be determined in such a way as to guarantee the subscriber, as of that date and taking into account coupons paid in previous years, a gross yield to maturity identical to the yield that would have been obtained in the event of redemption at maturity, or 1.75 per cent;

               (ii) such early redemption shall be possible only if the product of:

                    . the existing conversion/exchange ratio (as defined in paragraph 2.5.3);

                    and

                    . the arithmetic mean of the closing prices of a Havas Advertising share on the Paris Stock Exchange, calculated over any 20 consecutive stock exchange trading days during which the shares are listed, selected by the company from among the 40 consecutive stock exchange trading days preceding the publication of a notice relating to such early redemption (as set forth in paragraph 2.2.6.4);

                    exceeds 115 per cent of such early redemption price of a Bond.

                    "Stock exchange trading day" shall mean any day on which the SBF-Bourse de Paris is open for business other than a day on which trading ceases prior to the exchange's usual closing time.

                    "Business day" shall mean any day (other than a Saturday or a Sunday) on which banks are open in Paris and on which Sicovam S.A. is open for business.

                    For information purposes, the following table shows, as at the interest payment dates, the price that a Havas Advertising share must reach in order for early redemption to occur, and the early redemption price of each Bond upon redemption:

                       Early           Early         Minimum      Annual mean       Yield to
                    redemption      redemption    share price   growth rate of     maturity in
                       date           price        allowing       a share(1)       the event of
                                                     early                        the exercise
                                                  redemption                       of conversion/
                                                                                 exchange right
                    -----------------------------------------------------------------------------
                    1 January 2002    Euro192.14   Euro220.97    13.98%               6.70%
                    1 January 2003    Euro193.62   Euro222.67    10.42%               5.39%
                    -----------------------------------------------------------------------------

                    (1) Excluding effect of dividends, and compared to the reference price of euro230, with 12 February 1999 used as calculation date.

          2. Havas Advertising shall also be entitled, at its sole option, to redeem at any time, at a price equal to the early redemption price determined under 2.2.6.3.1.(i) above, all the bonds still outstanding if their number is less than 10% of the number of Bonds issued.

          3. In the cases specified in paragraphs (1) and (2) above, the Bondholders shall remain entitled to exercise their right to receive shares in accordance with the provisions of paragraph 2.5.

2.2.6.4 Publication of information relating to redemption at maturity or early redemption

          Information relating to the number of Bonds purchased, converted or exchanged and to the number of Bonds still outstanding shall be provided each year to the SBF-Paris Bourse for publication and shall be available from Havas Advertising or the institution responsible for servicing the Bonds.

          In the event that Havas Advertising decides to redeem the bonds upon or prior to maturity, a notice to that effect shall be published in the Journal Officiel (if required by French regulations at that time) at least one month prior to the redemption date, together with a financial notice in the press and by the SBF-Bourse de Paris.

          Bonds redeemed upon or prior to maturity, Bonds purchased on the stock exchange or off-exchange or through public offerings, as well as the converted Bonds, shall cease to be considered as being in outstanding and shall be cancelled pursuant to the law.

2.2.7     Gross annual yield to maturity

          1.75 per cent as at the settlement date (in the absence of conversion and/or exchange into shares and in the absence of early redemption).

          On the French bond market, "yield to maturity" means the annual rate which, at a given date, equals, at such rate and on a compound interest basis, the current value of all amounts payable and all amounts receivable (as defined by the Comite de normalisation obliataire).

          For information purposes, the following table shows, as at the interest payment dates, the prices that a Havas Advertising share must reach in order to obtain, by conversion and/or exchange into shares, the following yield to maturity rates:

          For information purposes, the following table shows the price that a Havas Advertising share must reach on the maturity date in order to give, following conversion and/or exchange of the Bonds into shares, the following yields to maturity:


       -----------------------------------------------------------------------------------
                                                                     Average annual rate
            Yield to maturity rate as at        Share price on         of growth of the
                 settlement date                 maturity date           share(2)(3)
        ----------------------------------------------------------------------------------
         OAT(1) - 1.54% = 1.75%                 Euro 195.13           5.32%
         OAT - 1% = 2.29%                       Euro 200.38           5.89%
         OAT = 3.29%                            Euro 210.41           6.96%
         OAT + 1% = 4.29%                       Euro220.83            8.02%
         OAT + 2% = 5.29%                       Euro231.64            9.08%
         OAT + 3% = 6.29%                       Euro242.87            10.14%
        ----------------------------------------------------------------------------------

         (1) Interpolated yield to maturity rate of the Obligation assimilable du Tresor (Treasury Bond) with the same maturity: 3.29% on 3 February 1999.
         (2) Excluding the effect of dividends.
         (3) Compared to the reference rate of euro151.50 with a calculation date of 12 February 1999

2.2.8     Term and average duration of Bonds

          4 years and 323 days as at the settlement date (the average duration is identical to the term of the Bonds in the absence of conversion and/or exchange and in the absence of early redemption).

2.2.9     Further issues

          In the event Havas Advertising issues further bonds having in all respects the same rights as the Bonds, Havas Advertising may, without the consent of the Bondholders and provided that terms and conditions of all such bonds so permit, consolidate the Bonds and such further bonds, thereby treating them as the same issue for the purposes of trading and servicing.

2.2.10    Status and negative pledge

2.2.10.1  Status

          The Bonds and the interest thereon constitute direct, general, unconditional, un-subordinated obligations of Havas Advertising, and rank equally amongst themselves and pari passu with all other unsecured and unsubordinated indebtedness and guarantees, present and future, of Havas Advertising.

2.2.10.2  Negative Pledge

          So long as any of the Bonds remain outstanding, Havas Advertising shall not grant any charge (hypotheque) over its present or future assets or real property interests, nor any pledge (nantissement) on its business (fonds de commerce), in each case for the benefit of other bonds without granting similar security to the Bondholders and ensuring that the Bonds have the same ranking. This undertaking is given only in relation to bond indebtedness and does not affect in any way the right of Havas Advertising to otherwise dispose of its assets or to grant any security in respect of such assets in any other circumstance.

2.2.11    Guarantee

          Payments of interest, principal, taxes, costs and ancillary amounts have not been guaranteed.

2.2.12    Underwriting of offer

          Societe Generale, lead manager, and Banque Nationale de Paris, Goldman Sachs Paris Inc. et Cie. and CCF Charterhouse, co-lead managers, shall underwrite the issue under the terms and conditions set forth in an underwriting agreement to be entered into with Havas Advertising on 3 February 1999.

2.2.13    Rating

          No rating has been applied for in respect of the Bonds.

2.2.14    Representation of Bondholders

          Pursuant to article 293 of French Law no. 66-537 of 24 July 1966 on commercial companies, the Bondholders will be grouped together in a collective group ("masse") which shall have legal personality.

          Pursuant to article 294 of said law, the following are named:

          (a)     statutory representative of the masse:

               -  Stephane Eckhardt, residing at 178, rue du Temple, 75003 Paris

               - Christine Kerboull-Bruno, residing at 51, rue Claude-Jean Romain, 94170 Le Perreux sur Marne

          The statutory representatives shall have the power, without restriction or reservation and acting together or separately, to take on behalf of the masse, of all action of an administrative nature necessary to protect the interests of the Bondholders.

          They will exercise their duties until their death, resignation, or removal by the general meeting of Bondholders or in the event of disqualification or conflict of interest. Their appointment shall automatically cease on the date of the last payment or of final and total redemption, upon or prior to maturity, of the Bonds. Such appointment will be automatically extended, if applicable, until the final resolution of any ongoing legal proceedings in which the representatives may be engaged and until execution of any judgements rendered or settlements reached.

          Each of the statutory representatives of the masse shall be paid the sum of FF3,000 per year, payable in advance by Havas Advertising on 31 December of each year from 1999 to 2003 inclusive, provided there are Bonds still outstanding at that date.


          (b)     alternate representatives of the masse:

               -  Thierry Favre, residing at 15bis, rue de Maubeuge, 75009
                  Paris

               - Michele Lenarduzzi, residing at 28, allee des Platanes, 9300 Epinay sur Seine.

          These alternate representatives may be called upon to replace either of the following statutory representatives if they are unable to act:

               -  Stephane Eckhardt, residing at 178, rue du Temple, 75003 Paris

               - Christine Kerboull-Bruno, residing at 51, rue Claude-Jean Romain, 94170 Le Perreux sur Marne

          The date on which the alternate representative takes office shall be the date of receipt of the registered letter by which the remaining statutory representative still in office, Havas Advertising or any other interested party, shall have notified such alternate representative that the statutory representative is temporarily or permanently unable to act: this notice shall, if applicable, also be given in the same manner to Havas Advertising.

          In the event of a temporary or permanent substitution, the alternate representatives shall have the same powers as the statutory representatives.

          They shall become entitled to the annual fee of FF3,000 only if they are permanently performing the duties of a statutory representative; such compensation shall accrue from the day they take office.

          Havas Advertising shall be responsible for compensating the representatives of the masse of bondholders, and for the expenses for calling and holding meetings, for publishing their decisions, as well as any expenses connected with the appointment of representatives of the masse pursuant to article 297 of French law no. 66-537 of 24 July 1966, and all expenses relating to the administration and management of the masse of Bondholders, as well as the costs incurred in holding meetings thereof.

          (c)  General:

          Meetings of the Bondholders shall be held at the registered office of the company or at such other place indicated in the notice of the meeting.

          Each Bondholder shall have the right, within 15 days prior to the general meeting of the masse, to examine or take copies of, in person or through an agent, at the registered office or administrative headquarters of Havas Advertising, or, if applicable, in any other place indicated in the notice for the meeting, the text of the resolutions to be proposed and any reports to be presented to the meeting.

          In the event of the consolidation of the Bonds with further issues of bonds giving identical rights to bondholders and if provided by the terms and conditions of such bonds, the bondholders shall be grouped together into a single mass.

2.2.15    Tax regime

          The payment of interest and the redemption of the Bonds shall be subject only to tax withholdings at source and income taxes now or hereafter required by law to be paid by bearers.

          Under current legislation, the following provisions summarize the tax treatment that will be applied to subscribers. Individuals or legal entities whether residents or non-residents for French tax purposes should nevertheless consult with their tax advisers regarding the tax treatment applicable to their specific case.

          Non-residents for French tax purposes must comply with tax laws in their country of residence.

2.2.15.1  French Residents for tax purposes

          1.  Individuals holding the Bonds as part of their private assets:

          a)  Interest

              Income received by individuals as part of their private assets are:

               - Either taken into account in the calculation of the tax payer's income which shall be subject to:

                  .  Income tax calculated on a progressive scale,

                  . A general social contribution of 7.5 per cent, of which 5.1 per cent is deductible from

                  .  from income tax,

                  .  A social deduction of 2 per cent,


                  .  A social debt repayment contribution of the 0.5 per cent;


               -  Or, at the payer's option:

                  . Deduction at source at the rate of 15 per cent (Article 125-A of the General Tax Code),

                  .  a general social contribution 7.5 per cent,

                  .  a social deduction of 2 per cent,

                  .  a social debt repayment contribution of 0.5 per cent.

          b)   Capital gains

               Pursuant to Article 92 of the General Tax Code, the capital gains realised by individuals holding the bonds are subject to:

                  . Tax at a rate of 16 per cent pursuant to Article 200 A2 of the General Tax code.

                  .  A general social contribution of 7.5 per cent,

                  .  A social deduction of 2 per cent,

                  .  A social debt repayment contribution of 0.5 per cent

               If the aggregate amount of disposals of securities for the calendar year exceeds the threshold of FF50,000.

               Capital losses can be set off against capital gains of the same type realised in the same year and in the five following years.

          c)   Conversion and/or exchange of Bonds into shares

               See paragraph 2.5.6

          2.   Legal entities subject to corporation tax:

          a)   Interest:

               Interest accrued on Bonds over the year is included in the taxable income and subject to tax:

                  . at a rate of 36 2/3 per cent (or, the standard rate of 33 1/3 per cent plus the temporary contribution of 10%) for corporate entities with a turnover of less than FF 50 million, whose share capital is fully paid and held continuously as to at least 75 per cent by individuals (or by companies which also satisfy these conditions);

                  . At the rate of 40 per cent for other companies (or, the standard rate of 33 1/3 per cent plus the two temporary contributions of 10 per cent) for the fiscal years ending in 1999, and at the rate of 36 2/3 per cent (or, the standard rate of 33 1/3 per cent plus the temporary 10 per cent contribution) for the fiscal years ended as of 1 January 2000 or thereafter.

                     With respect to the terms and conditions of the Bonds, the provisions of article 238 septies E of the General Tax Code regarding taxation, by annual fractions, of redemption premiums do not apply.

          b)   Capital gains:

               Disposal of the Bonds may lead to a gain or loss equal to the difference between the sale price and the acquisition price of the Bonds, which gain will be included in taxable income:

                  . At the rate of 36 2/3 per cent (or, the standard rate of 33 1/3 per cent plus the temporary contribution of 10 per cent) for corporate entities with a turnover of less than 50 million francs, whose share capital is fully paid and held continuously as to at least 75 per cent by individuals (or by companies which also satisfy all these conditions);

                  . At the rate of 40 per cent for other companies (or, the standard rate of 33 1/3 per cent plus the two temporary contributions of 10 per cent) of for the fiscal years ending in 1999, and at the rate of 36 2/3 per cent (or, the standard rate of 33 1/3 per cent plus the temporary 10 per cent contribution) for the fiscal years ended as of 1 January 2000 or thereafter.

          c)   Conversion and/or exchange of Bonds into shares See Paragraph
               2.5.6.

2.2.15.2  Non-French residents for tax purposes

          a)  Interest:

               Bond issues denominated in euros and carried out by French legal entities are deemed to be carried out outside the Republic of France for the purposes of the provisions of article 131 quater of the General Tax Code (Bulleting Officiel des Impots 5 I-11-98 of 30 September 1998). As a result, interest on the Bonds which is paid to persons who are resident for tax purposes or who have their registered office outside the Republic of France is exempt from the deduction at source provided in article 125-A-III of the General Tax Code. Interest payments are also exempt from the social contributions pursuant to article 1600-OA and following of the General Tax Code.

          b)   Capital Gains:

               Taxation of capital gains provided under article 92 B of the General Tax Code does not apply to gains realised on sales of securities for value by persons who are not domiciled for tax purposes in France (within the meaning of article 4 B of the General Tax Code) or whose registered office is located outside France (article 244 bis C of the General Tax Code).

2.3       LISTING AND TRADING

2.3.1     Listing

          An application has been made to list the Bonds on the Premier Marche of the SBF-Bourse de Paris. Their projected date of listing is 12 February 1999, under Sicovam No. 18 071.

2.3.2     Restrictions on the transfer of the Bonds

          No restriction has been imposed by the terms and conditions of the issue on the free transferability of the Bonds.

2.3.3     Listing of same category securities

          Not applicable

2.4       General Information

2.4.1     Accounting services

          The centralization of accounting services for the Bonds (payment of interest due, repayment of redeemed Bonds) will be vested with Societe Generale (Banking, Securities and Stock Exchange Services, B.P. 81236, 44312 Nantes CEDEX 3).


          Administrative service of the Bonds shall be carried out by Societe Generale.

2.4.2     Jurisdiction of courts in the event of litigation

          In the event of a dispute, the appropriate venue will be the locality where the company has its registered office if the company is the defendant; the court having jurisdiction will be determined depending on the nature of the dispute, unless otherwise provided by the New Code of Civil Procedure (Nouveau Code de procedure civile).

2.4.3     Purpose of the issue

          The proceeds of this issue are intended to optimise over time the structure of the balance sheet and to finance the company's external growth operations.

2.5       CONVERSION AND/OR EXCHANGE OF THE BONDS INTO SHARES

2.5.1     Right of conversion and/or exchange

          The Bondholders shall have, at any time starting 12 February 1999, the right to receive, at the option of Havas Advertising, new and/or existing share of the Havas Advertising (the "conversion exchange right"), which will be fully paid and/or settled by way of set-off against their rights as Bondholders, subject to the provisions set forth below in paragraph 2.5.8 "Settlement of fractional shares".

          Havas Advertising may, at its option, deliver new shares to be issued and/or existing shares.

          As of the date of this note d' operation, Havas Advertising holds 367,193 of its own shares, or, 5.11% of its share capital (see Chapter
          III).

          The company may acquire existing shares pursuant to the 5th resolution approved by the general meeting of shareholders (assemblee generale mixte) of 27 May 1998, which ruled under a quorum and majority of ordinary general meetings, and authorised the Board of Directors to purchase company shares on the stock market in order to stabilize share prices. This authorisation will expire at the general meeting that will rule on the accounts for the fiscal year of 1998. The maximum number of shares that the company may purchase pursuant to this resolution is set at 400,000, the maximum purchase price at FF1,400 and the minimum resale price at FF700 per share.

          The company plans to submit for approval by the next ordinary general meeting a resolution authorising the Board of Directors to purchase up to 10% of the shares making up the company's share capital under the terms and conditions set forth by articles 217 and following of French law no. 66-537 of 24 July 1966, as amended by French law no. 98-546 of 2 July 1998.

2.5.2     Suspension of the conversion/exchange right

          In the event of an increase in share capital, or the issue of securities giving access to the share capital, or a merger (fusion), or break-up scission), or any other financial transactions giving a preferential subscription right or reserving a priority subscription period for the company's shareholders, the company reserves the right to suspend the exercise of the conversion right for period that may not exceed three months; such right of the company may in no case cause the bondholders who bonds are called for redemption to lose their conversion/exchange right and their right to the period set forth in Paragraph 2.5.3.

          Notice of the company's decision to suspend the existence of the conversion/exchange right shall be published in the Bulletin des Announces legales obligatoires at least fifteen days prior to the date on which the conversion/exchange transactions are suspended. Such notice will advise bondholders of the date on which suspension will take effect and the date on which it will end. A similar notice shall also be published in a nationally distributed financial newspaper, and by the SBF-Bourse de Paris.

2.5.3     Exercise period and conversion/exchange ration of the shares

          Each bondholder shall be entitled to exercise its conversion/exchange right at any time from 12 February 1999 until the 7th business day preceding the redemption date, subject to paragraph 2.5.7 "Maintenance of Bondholder rights", at the rate of one Havas Advertising share having a nominal value of euro8 (the "conversion/exchange ratio") for one Bond having a nominal value of euro188.

          The conversion/exchange right in respect of bonds redeemed upon or prior to maturity shall expire at the end of the 7th business day preceding the redemption date. Any bondholder that has not exercised its conversion/exchange right prior to such 7th business day will receive the redemption price as determined in accordance with the terms and conditions set forth in paragraph 2.2.6.1 or paragraph 2.2.6.3. as the case may be.

2.5.4     Exercise the conversion/exchange rate

          To exercise their conversion/exchange rights, Bondholders shall submit a request to the intermediary with whom their Bonds are registered. Societe Generale will ensure the coordination of all such requests.

          Any request to exercise the conversion/exchange right received by Societe Generale in its capacity as coordinator during a calendar month (the "exercise period") will take effect on the earlier of the following dates (the "exercise date"):

          (i)  the last business day of such calendar month; or

          (ii) the seventh business day preceding the date set for redemption.

          In respect of Bonds having the same exercise date, Havas Advertising shall be entitled, at its option, choose between:

          .  The conversion of the bonds into new shares;

          .  exchange of the Bonds for existing shares;

          .  The delivery of a combination of new and existing shares.

          All holders of bonds having the same exercise date shall be treated equitably and shall have their bonds converted and/or exchanged, as the case may be, in the same proportion, subject to any rounded off adjustments. Bondholders will receive shares on the seventh business day following the exercise date.

2.5.5 Rights of Bondholders to interest payments and to dividends in respect of shares delivered.

          In the event of the exercise of the conversion/exchange right, no interest will be payable to Bondholders in respect of the period from the last interest payment date preceding the exercise date and the date on which the shares are delivered.

          New shares issued as a result of a conversion of Bonds will carry full rights as of the 1st day of the fiscal year in which the exercise date falls. Such shares will carry the right, in respect of such fiscal year and all subsequent fiscal years, on the same basis as shares with the same nominal value, to the same dividend as that distributed to other shares having identical rights.

               Shares delivered pursuant to an exchange will be existing common shares carrying full rights and conferring upon their holders, as from the date of their delivery, all financial rights that are attached to them, it being understood that, in the event that the dividend rights are quoted separately between the date of exercise and the date of delivery, the Bondholders will not benefit from this right to a dividend and they not be entitled to any indemnity in this respect.

2.5.6     Tax regime governing conversion and/or exchange

          Under current law, the tax regime applied to French residents is as follows:

          1.   Individuals holding the Bonds as part of their personal assets

               The conversion of Bonds into shares is not treated as a disposal for value (Article 92 B-1 of the General Tax Code).

               In the event of subsequent disposal of shares, the net gain, calculated on the basis of the acquisition price or value of the Notes, is subject to taxation on the gains from the sale of securities (Articles 92 B and 94 A-5 of the General Tax Code). The amount of the cash balance paid or received, if applicable, will, as the case may be, increase or reduce the acquisition price of the original Bonds that have been converted.

               When taxable, the aforementioned gains will be assessed at the rate of 26% (i.e. 16% income tax, a social deduction of 2%, a general social contribution of 7.5% and a social debt repayment contribution of 0.5%).

          2.   Legal entities subject to corporation tax:

               Capital gains realised by legal entities whose tax home is in France and which are subject to corporation tax in connection with conversion into new shares will be entitled to the tax deferral set forth by Article 38-7 of the General Tax Code provided that the cash balance, if applicable, does not exceed 10% of the par value of the allocated shares, or the amount of the gain realised. In the event of the payment of a cash balance that is less than 10% of the par value of the allocated shares, the gain realised will, up to the amount of the cash balance received, be included in the taxable income for the fiscal year in which the conversion occurred. Upon the subsequent sale of the shares received at the time of the conversion, the income from the sale (gain or loss) will be determined by reference to the value which the Bonds had, for taxable purposes, for the seller or transferor.

               The tax deferral will be subject to the legal entity satisfying the annual disclosure requirements set forth in Article 54-septies I and II of the General Tax Code until the expiration date of the deferral.

2.5.6.2   Regime governing the exchange of Bonds for existing shares:

          1.   Individuals holding securities as part of their private assets

               The exchange of Bonds for existing shares is deemed to be a chargeable transfer. The capital gain will be equal to the difference between the value of the shares delivered upon exchange and the acquisition price of the Bonds. Any such capital gain shall be taxable under the terms and conditions described in paragraph 2.2.15.1.1 (b).

               The same will apply in the event of a transfer of both new and existing shares for a bond.

          2.   Legal entities subject to corporation tax

               The tax deferral regime does not apply to the exchange of Bonds for existing shares. In this case, any capital gain resulting from an exchange will be subject to corporation tax as specified by French law, as described in paragraph 2.2.15.1.2.(b).

               The same will apply in the event of a transfer of both new and existing shares for a bond.

2.5.7     Maintenance of Bondholder's rights

2.5.7.1   Obligations of the issuer

          In accordance with French law, Havas Advertising undertakes, so long as there are any bonds convertible and/or exchangeable into new or existing shares, not to reduce its share capital, or to alter the way it allocates its profits. However, the Havas Advertising may create non-voting shares provided it reserves the rights of the Bondholders as set forth in the provisions of this paragraph 2.5.7.

2.5.7.2   In the event of capital reduction resulting from losses

          In the event of a reduction of the capital resulting from losses, the rights of Bondholders opting for the allotment of shares will be reduced accordingly, as if such Bondholders had been shareholders as of the issue date of the Bonds, whether the capital reduction is carried out through the reduction of the nominal value of the shares or of the number thereof.

2.5.7.3   In the event of financial transactions

          Upon finalisation of the following transactions:

          -- issue of securities carrying a listed preferential subscription right;

          -- increase in share capital through capitalisation of reserves, profits or issue premiums and distribution of bonus shares or the subdivision or consolidation of shares;

          -- capitalisation of reserves, profits or issue premiums effected by increasing the nominal value of the shares;

          --   distribution of reserves in cash or securities;

          -- distribution to shareholders of any bonus financial instruments other than the company's shares;

          --   merger, acquisition

          which the company may undertake as of this issue, the maintenance of the rights of Bondholders shall be secured by proceeding, until the date of redemption at maturity or early redemption, with an adjustment of the conversion/exchange ratio according to the following provisions.

          Such adjustment will be made in such a way that it will render the value of the shares that would have been obtained in the event of the exercise of the conversion/exchange right prior to the occurrence of one of the above-mentioned transactions equal to the value of the shares that would be obtained in the event of the exercise of the conversion/exchange right after the occurrence of such transaction.

          In the case of adjustments made pursuant to paragraphs (1) to (6) below, the new conversion/exchange ratio will be calculated with three decimals and rounded off to the nearest one-hundredth (0.005 being rounded off to the next highest hundredth). Any subsequent adjustments will be made based on such new conversion/exchange ratio thus calculated and rounded off. However, the conversion and/or exchange of Bonds may give rise only to the delivery of a whole number of shares, with the treatment of fractions being carried out as set forth below (see paragraph 2.5.8).

          1) In the case of financial transactions carrying a listed preferential subscription right, the new conversion/exchange ratio will be determined by multiplying of the ratio in effect prior to relevant the transaction considered by the following formula:

               Share price ex-subscription right + the price of the subscription
               -----------------------------------------------------------------
                             right share price ex-subscription right

               For the purposes of calculating this formula, the prices of the share ex-subscription right will be determined on the basis of the average of the opening prices quoted on the SBF-Bourse de Paris on each stock exchange trading day falling in the subscription period during which the shares ex-subscription right and the subscription right are simultaneously listed.

          2) In the event of an increase in share capital by capitalisation of reserves, profits or issue premiums and distribution of bonus shares, or by subdivision or consolidation of shares, the new conversion/exchange ratio will be determined by multiplying the conversion exchange ratio in effect prior to the relevant transaction by the following formula:

                                Number of shares after the transaction
                             -------------------------------------------
                               Number of shares before the transaction

          3) In the event of an increase in share capital by means of capitalisation of reserves, profits or issue premiums effected by increasing the nominal value of the shares, the nominal value of the shares that may be delivered to Bondholders exercising their conversion/exchange rights, will be increased accordingly.

          4) In the event of distribution of reserves in the form of cash or securities, the new conversion/exchange ratio into shares will be determined by multiplying the conversion/exchange ratio in effect prior to the relevant transaction by the following formula:

                               Share price before distribution
               --------------------------------------------------------------
               Share price before distribution less the amount distributed or the value of the securities distributed in relation to each share

          For the purposes of calculating this formula:


          -- the share price before the distribution will be calculated on the basis of the average of the opening prices quoted on the SBF-Bourse de Paris over twenty consecutive trading days on which the shares are quoted, which twenty days will be selected among the forty trading days preceding the date of distribution;

          -- The value of the securities distributed will be calculated as described above if such securities are already quoted on a regulated or similar market. Such value will be determined on the basis of the average of the opening prices quoted on such regulated or similar market over twenty consecutive stock exchange trading days on which the shares are quoted, which twenty days will be selected among the forty trading days following the date of distribution, if the securities are to become quoted during the forty trading days following the distribution, or, in other cases, as determined by an expert.

     5) In the event of a distribution of bonus financial instruments other than the company's shares, the new conversion/exchange ratio will be equal:

          a) if the right to receive financial instruments is quoted on the SBF-Bourse de Paris, to the product of the conversion/exchange ratio in effect prior to the relevant transaction and the following formula:

          Share price ex-right to receive + the price of the right to receive
          -------------------------------------------------------------------
                              Share price ex-right to receive


          For the purposes of calculating this formula, the prices of the shares ex-right to receive and of the right to receive will be determined on the basis of the average of the opening prices quoted on the SBF-Bourse de Paris of the shares and the rights to receive during the first ten stock exchange trading days on which the shares and the right to receive are simultaneously quoted. In the event that this calculation should result in a finding of less than five quotations, it will have to be validated or evaluated by an expert.

          b) if the right to receive financial instruments is not quoted on the SBF-Bourse de Paris, the product of the conversion exchange ratio in effect prior to the relevant transaction and the following formula:

                  Price of the share ex-right + the value of the financial
                             instrument attached to each share
                  --------------------------------------------------------
                          Price of the shares ex-right to receive


               For the purposes of calculating this formula, the prices of the shares ex-right to receive and of the financial instruments attached to each share, if the latter are quoted on a regulated or other similar market, will be determined on the basis of the average opening prices quoted over ten consecutive stock exchange trading days following the date of attribution of such financial instruments during which the shares and the financial instruments are simultaneously quoted. If the financial instruments are not quoted on a regulated or other similar market, their value will be determined by an expert.

          6) In the event that the company is taken over (absorption) by another company, or of a merger with one or more other companies into a new company, the Bonds will be convertible/exchangeable into the shares of the acquiring or new company.

               The new conversion/exchange ratio will be determined by adjusting the conversion/exchange ratio in effect prior to the inception of the transaction, on the basis of the exchange ratio of the issuing company's shares against the shares of the acquiring or new company.

          In the event that the company should engage in transactions for which an adjustment is not made under paragraphs 1 to 6 above, and where subsequent French legislation or regulations would provide for an adjustment, the company will make this adjustment in accordance with applicable legal or regulatory provisions and with the customs of the French market.

          The Board of Directors will report on the calculation criteria used and the results of any adjustment in the next annual report.

2.5.7.4   Public information in the event of adjustments

          In the event of an adjustment, the new conversion/exchange ratio will be notified to the Bondholders by a notice published in the Bulletin des Annonces legales obligatoires and in a nationally distributed financial newspaper and by a notice of the SBF-Bourse de Paris.

2.5.8     Settlement of fractional shares

          Any bondholder exercising its rights under the Bonds may receive a number of Havas Advertising shares calculated by multiplying the number of bonds presented by the conversion/exchange ratio in effect at such time.

          Whenever the number of shares thus calculated is not a whole number, the bondholder may request the delivery of:

          -- either the next lesser number of shares; in which case, the Bondholder will receive a cash payment equal to the value of such fraction of a share, calculated based on the basis of the opening share price quoted on the market on the last stock exchange trading day of the exercise period during which the Havas Advertising shares were quoted;

          -- or the next higher number of shares, provided that the Bondholder pays to Havas Advertising an amount equal to the value of the additional fraction of a share thus requested, calculated on the basis set forth in the preceding paragraph.

2.5.9     Notices to Bondholders

          In the event of a transaction carrying preferential subscription rights for existing shareholders, the Bondholders will be notified prior to the inception of the transaction by a notice published in the Bulletin des annonces legales obligatoires, in a nationally distributed financial newspaper and by a notice of the SBF-Bourse de Paris.

2.5.10    Effect of the conversion and/or exchange on the shareholder's status

          The information provided below, as well as the terms and conditions of the transaction, will be an integral part of the additional report provided for in articles 155-2 and 155-3 of the Decree of 23 March 1967. This report as well as the additional report of the statutory auditors shall be at the disposal of the shareholders for the prescribed period, at the company's registered office, and shall be brought to their attention at the next general meeting.

          In the event of a conversion into new shares of all of the issued Bonds, the effect of the conversion on the status of shareholders will be as follows:

          (1) Effect of the issue and conversion on the holding of a shareholder with a 1 per cent of Havas Advertising's share capital prior to the issue and who does not subscribe for this issue, calculated on the basis of the number of shares in the capital as at 31 December 1998:

               ---------------------------------------------------------------
                                                                 Shareholder's
                                                                   equity (%)
               ---------------------------------------------------------------

               Prior to the issue of the Bonds                        1 %
               ---------------------------------------------------------------
               Following the issue and conversion of 122,341 Bonds    0.98 %
               ---------------------------------------------------------------


          2. Effect of the issue and conversion on its share of the consolidated shareholder's equity for a shareholder holding one Havas Advertising share and who does not subscribe for this issue, calculated on the basis of the consolidated equity capital and number of shares making up the capital as at 30 June 1998:

               ------------------------------------------------------------------------------------------------
                                                                   Share in consolidated shareholder's equity -
                                                                          Group share as at 30 June 1998
               ------------------------------------------------------------------------------------------------
               Prior to the issue of the Bonds                                 FF473.04 (euro72.11)
               ------------------------------------------------------------------------------------------------
               Following the issue and
               conversion of 122,341 Bonds                                     FF486.10 (euro74.11)
               ------------------------------------------------------------------------------------------------

          In the event of the exchange of all the Bonds issued for existing shares, the position of existing shareholders will not be affected.

          Taking into account the issue price and the aggregate principal amount of the transaction, the issue of the Bonds should not have a significant effect on the quoted share price.

2.6       SHARES ISSUED UPON CONVERSION OR EXCHANGE OF THE BONDS

2.6.1.    Rights attached to the shares to be issued

2.6.1.1   New shares to be issued upon conversion

          The shares to be issued upon conversion of the Bonds shall be subject to all the provisions of Havas Advertising's articles of association (statuts) and will carry dividend rights as of the 1st day of the fiscal year in which conversion takes place. They will entitle holders, in respect of said fiscal year and the following fiscal years, to the same dividend (on the basis of the same nominal value) as that paid with respect of other shares with equivalent rights. As a result, they will be fully assimilated to such shares from the date of payment of the dividends relating to the previous fiscal year or, if no dividend was distributed, following the annual general meeting to approve the accounts for that fiscal year.

2.6.1.2   Existing shares resulting from the exchange

          The shares delivered as a result of an exchange shall be existing ordinary shares conferring upon their holders, as of their delivery, all the rights attached to the shares, subject to the provisions of paragraph 2.5.5.

2.6.1.3   General provisions

          Each new or existing share gives the right to an interest in the assets, profits and liquidation surplus of Havas Advertising, in proportion to that part of the share capital represented by it, taking account, if applicable, of whether any share capital has been redeemed or not, whether the shares have been fully paid up or not, the nominal value of the shares and the rights of different classes of shares.

          These shares are also subject to all the provisions of the articles of association (see, in particular, the paragraphs entitled "Distribution of profits", "General Meetings", "Dividends" in Chapter III of this prospectus);

          Dividends which have not been claimed five years after their payment are statute barred and become the property of the French government.

2.6.2     Transferability of the shares

          No provision in the articles of association limits the free transferability of the shares of the company.

2.6.3     Form and denomination of the shares

          The shares shall be in either registered or bearer form, at the option of the shareholder.

          Whatever their form, the shares are required to be recorded in account maintained by Havas Advertising or by an authorised intermediary, as the case may be. The rights of the holders will be represented by a listing in their name in an account maintained by Havas Advertising in the case of fully registered shares and by the intermediary of their choice in the case of administered registered shares and bearer shares.

2.6.4     Taxation of allotted shares

          The following provisions are an overview of the tax consequences that are likely to apply to investors, under current legislation. Individuals or legal entities should nevertheless consult with their tax advisers regarding the tax treatment applicable to their specific case.

          Nonresidents for French tax purposes must comply with the tax laws applicable in their country of residence.

2.6.4.1   French residents for tax purposes

          1. Individuals holding French stocks or non-voting shares in French companies as part of their personal assets

               (a)  Dividends

                    Dividends from French stocks and non-voting shares, including 50 per cent tax credits, are taken into account when determining the tax payer's gross income in the category of income from securities; they are entitled to an annual deduction of FF16,000 for married couples filing joint returns and FF8,000 for unmarried, widowed, or divorced persons and married persons filing separate returns.

                    Dividends are currently subject to:

                    . After deductions, income tax calculated on a progressive scale

                    .  A social deduction of 2 per cent

                    .  A general social contribution of 7.5 per cent, of which
                       5.1 per cent is deductible from income tax

                    .  A social debt repayment contribution of 0.5 per cent.

                    The dividend tax credit can be set off against the gross amount of income tax payable or refunded in the event of an overpayment.

               (b)  Capital gains

                    Pursuant to article 92B of the General Tax Code, capital gains earned by individuals are subject to tax at the rate of 26 per cent, that is:

                    .  16 per cent under article 200 A2 of the General Tax Code

                    .  7.5 per cent for the general social contribution

                    .  2 percent for social deduction

                    .  0.5 per cent for the social debt repayment contribution

                    If the aggregate amount of disposals of securities for the calendar year exceeds the threshold of FF50,000.

                    Capital gains realised by individuals who hold or have held, directly or indirectly, more than 25 per cent of rights to the corporate earnings during the five years preceding the sale, are taxable at the aforementioned rate, from the very first franc.

                    In the event of capital losses, these may be set off against capital gains of the same type realised in the current year and the five following years.

               (c) Special taxation of share savings plans (Plans d'Epargne en Actions)

                    Shares and non-voting shares issued by French companies are eligible as assets that may be held in a share savings plan established by the French Law No. 92-666 of 16 July 1992.

                    Under certain conditions, dividends received and capital gains realised are exempt from income tax, but are nevertheless subject to the social deduction, the general social contribution and the social debt repayment contribution.

                    The table below is an overview of the various taxes applicable as of 1 January 1999 based on the duration of the share savings plan:

                    ------------------------------------------------------------------------------------------------
                       Duration               Social       General         Social debt      Income tax     Total
                     of the share            Deduction     social           repayment
                     savings plan                        contribution      contribution

                    ------------------------------------------------------------------------------------------------
                    Less than 2 years           2.0%         7.5%            0.5%               22.5%       322.5%(1)
                    ------------------------------------------------------------------------------------------------
                    Between 2 and 5 years       2.0%         7.5%            0.5%               16.0%        26.0%(1)
                    ------------------------------------------------------------------------------------------------
                    Over 5 years                2.0%         7.5% (2,3)      0.5%(4)             0.0%        10.0%
                    ------------------------------------------------------------------------------------------------

                    (1) On the whole amount where the threshold has been exceeded.

                    (2) Limited to 3.4 per cent for income realised between 1 January 1997 and 31 December 1997.

                    (3)  For income realised from 1 January 1998.

                    (4)  For income realised from 1 February 1996.

               2.   Legal entities subject to corporation tax

                    (a)  Dividends

                         Dividends received by legal entities that are subject to corporation tax as well as the dividend tax credit equal to 45 percent /1/ of the amount of dividends paid, are included in the taxable income at the standard rate of 33 1/3 per cent; dividend tax credits are deductible from the corporation tax calculated as indicated.

                         Furthermore, on the basis of the amount of income tax calculated as indicated above and prior to deducting any dividend tax credits, legal entities that are subject to corporation tax are also subject to a contribution:

                         . of 10 percent, for corporate entities with a turnover of less than FF50 million, whose share capital is fully paid and held continuously to at least 75 per cent by individuals (or by companies which also satisfy these conditions);

                         . of 10 per cent for other corporate entities, plus a 10 per cent supplement for the fiscal years ended in 1999.

                         Where the corporate entities satisfies the conditions and has opted for parent company taxation status under articles 145, 146 and 216 of the General Tax Code, the dividends received are excluded from the taxable income, subject to deduction of a portion for expenses and charges of 2.5 per cent of the gross amount of said dividends (including the dividend tax credit). The dividend tax credits relating to these dividends may not be used to pay the corporation tax, but may be deducted from the amount of the payroll deductions; in such case, the dividend tax credit is equal to 50 per cent of the dividends received.

                    (b)  Capital gains

                         Capital gains resulting from the disposal of non-voting shares may be considered equity interests for taxation purposes, provided that the legal entity holds common stock in the issuing company that constitutes equity interest. Such gains are eligible for taxation as

_______________________
1/ It should be noted that the 1999 Finance bill provides that the tax credit relating to dividends received by companies is reduced from 50% to 45% as from 1 January 1999.

                         long-term capital gains, subject to satisfying the requirement to provide a special long-term capital gains reserve. These are taxable:

                         . at the rate of 20.9 per cent (or, 19 per cent plus the temporary contribution of 10%) for corporate entities with a turnover of less than FF50 million, whose share capital is fully paid and held continuously to at least 75 per cent by individuals (or by companies which also satisfy these conditions):

                         . at the rate of 22.8 per cent for other corporate entities (or, 19 per cent plus the two temporary contributions of 10 per cent) for the fiscal years ended in 1999, and at a rate of 20.9 per cent (or, 19 per cent plus the temporary contribution of 10 percent for the fiscal years ended as of 1 January 2000 or thereafter.

                         Disposal of securities other than equity interests may lead to a gain or a loss that is included in the taxable income:

                         . at the rate of 36 2/3 per cent (or, the standard rate of 33 1/3 percent plus the temporary contribution of 10 per cent) for corporate entities with a turnover of less than FF50 million, whose capital is fully paid and held continuously to at least 75 per cent by individuals (or by companies which also satisfy these conditions).

                         . at the rate of 40 per cent for other corporate entities (or, the standard rate of 33 1/3 per cent plus the two temporary contributions of 10 per cent) for the fiscal years ended in 1999, and at a rate of 36 2/3 per cent (or, the rate of 33 1/3 per cent plus the temporary contribution of 10 per cent) for the fiscal years ended as of January 2000 or thereafter.

                         Allocations to provisions are made according to the taxation system under which capital losses would be entered if incurred.

                         Reversals of provisions are made according to the taxation system under which the allocations were previously made.

2.6.4.2   Non-French residents for tax purposes

          (a)  Dividends

               Dividends distributed by companies whose registered office is located in France are subject to the deduction at source of 25 per cent when the tax address or registered office of the real beneficiary is located outside France.

               This deduction at source may be reduced or even eliminated pursuant to international tax agreements.

               As an exception, dividends originating in France that are paid to persons who do not have their tax address or registered office in France and which entitle their owner to transfer the tax credit under an agreement designed to avoid double taxation, are subject, upon payment, only to deduction at source at the reduced rate specified in the agreement, provided, in particular, that the persons involved show proof, prior to the dividend payment date, that they are not residents of France within the meaning of said agreement, (Instruction administrative 4-J-1-94 of 13 May
               1994).

          (b)  Capital gains

               Taxation of capital gains provided under article 92 B of the General Tax Code does not apply to gains realised on sales of securities by persons who are not domiciled for tax purposes in France (within the meaning of article 4 B of the General Tax
               Code) or whose registered office is located outside France (article 244 bis C of the General Tax Code).

2.6.5     Listing of new shares

          Applications shall be made periodically to list the new shares as a result of conversion of the Bonds on the Premier Marche (Primary Market) of the SBF-Bourse de Paris. Existing shares that have been exchanged for Bonds shall be immediately tradeable on such exchange.

2.6.6     Listing of shares

2.6.6.1   Inclusion of new shares

          An application shall be made to list the new shares resulting from the conversion on the SBF-Bourse de Paris, based on the date from which they carry full dividend rights, either directly on the same line with the existing shares or, initially, on a second line.

2.6.6.2   Other listing markets

          To date, Havas Advertising has not applied for the listing of its shares on any other regulated exchange.

2.6.6.3   Other markets

          Not applicable.

2.6.6.4   Volume of transactions and changes in the share price

          The table below indicates the share price and the volume of transactions in shares of the Havas Advertising on the Premier Marche of the SBF- Bourse de Paris over the last 18 months:

       ---------------------------------------------------------------------------------------
                    Highest share   Lowest share                     Total amount of capital
          Month       price(*)        price(*)       Average daily        transferred(*)
                   ------------------------------      number of    --------------------------
                   In euro  In FF  In euro  In FF   shares traded   In thousands  In thousands
                                                                       of euro        of FF
       ---------------------------------------------------------------------------------------
       1997
       August        109.5    718    102.1    670          5,153         547.0         3,588
       September     109.8    720    102.1    670          3,952         412.5         2,706
       October       120.7    792     93.9    616         10,789       1,208.8         7,929
       November      113.9    747     99.6    653          7,974         859.1         5,635
       December      120.4    790    111.3    730         11,897       1,395.5         9,154
       -------------------------------------------------------------------------------------
       1998
       January       134.9    885    118.8    779         12,994       1,628.9        10,685
       February      141.6    929    126.8    832         10,558       1,421.6         9,325
       March         152.0    997    137.4    901         19,189       2,776.4        18,212
       April         169.8  1,114    139.5    915         22,064       3,373.4        22,128
       May           198.2  1,300    163.9  1,075         20,428       3,720.1        24,402
       June          202.3  1,327    175.3  1,150         10,098       1,892.2        12,412
       July          201.1  1,319    183.7  1,205         11,637       2,242.1        14,707
       August        195.1  1,280    163.0  1,069         10,474       1,844.2        12,907
       September     178.7  1,172    118.9    780         17,511       2,572.6        16,875
       October       148.6    975    121.4    796         16,396       2,253.8        14,784
       November      158.6  1,040    139.8    917         23,277       3,411.4        22,377
       December      150.9    990    124.3    815         14,195       1,946.2        12,766
       -------------------------------------------------------------------------------------
       1999
       January       161.7  1,061    139.0    912         28,424         4,317        28,318
       February      156.0  1,023    146.0    958         22,114         3,369        22,099
       (2 days of
       quotations)
       -------------------------------------------------------------------------------------


       (*) For 1997 and 1998, quantities in francs, rounded off, have been converted into euros at the official rate of 1 euro = FF6.55957. For 1999, the quantities in euros, rounded off, have been converted into francs applying the same rate.

       Source : Fininfo

2.6.7       Jurisdiction of courts in the event of litigation

            In the event of a dispute, the appropriate venue will be the locality where the company has its registered office if the company is the defendant; the court having jurisdiction will be determined depending on the nature of the dispute, unless otherwise provided by the New Code of Civil Procedure (Nouveau Code de procedure civile).

                                  CHAPTER III

                      GENERAL INFORMATION ON THE COMPANY
                             AND ITS SHARE CAPITAL

The information concerning this chapter is included in the document de reference document registered on March 30, 1998 with the Commission des operations de bourse, under number R.98-090. This information, as at the date of this note d'operation, remains accurate, subject to the following:

           Changes in the share capital of Havas Advertising in 1998

--------------------------------------------------------------------------------------------------------------
                                                         Number of shares   Unit nominal   Share capital
                                                                                value
--------------------------------------------------------------------------------------------------------------
Capital at 31 December 1997                                      5,648,827      FF50       FF282,441,350
Stock subscription options exercised (*)                            44,999      FF50
Conversion of Bonds into shares (**)                             1,431,189      FF50
Exercise of share subscription warrants
    "BSA May 1998"                                                     250      FF50
Dividend paid in shares for fiscal year 1997                        66,657      FF50
--------------------------------------------------------------------------------------------------------------
Capital at 31 December 1998                                      7,191,922      FF50       FF359,596,100
--------------------------------------------------------------------------------------------------------------

(*) By the beneficiaries of the following plans: Plan of 7/12/93 for 506 options; plan of 23/03/94 for 12,138 options; plan of 23/03/95 for 401 options; plan of 7/12/95 for 21,793 option; plan of 05/12/96 for 9,495 options; plan of 03/06/97 for 666 options.

(**) The 7.50% March 1992 and 2.75% April 1994 Havas Advertising bonds convertible into shares were called for early redemption in April 1998.

The Board of Directors' meeting of 18 January 1999 decided to convert the share capital into euros by rounding off the nominal amount of the shares to euro 8. As a result of this decision, the share capital, which was euro54,820,072.04, was increased by euro2,715,303.96 and, therefore, raised to euro57,535,376 divided into 7,191,922 shares with a nominal value of euro8 each.

The nominal amount of the bond issue covered by this prospectus shall be charged to the nominal amount of FF3 billion authorized and available as decided by the general meeting (assemblee generale mixte) of 27 May 1998. The nominal amount of the shares likely to be issued by conversion of bonds shall be charged to the nominal amount of FF300 million decided upon by the general meeting (assemblee generale mixte) of 27 May 1998, of which euro2,715,303.96 (or FF17,811,266.40)
has already been used.

Distribution of the share capital

To the best of the knowledge of the company, the following shareholders of the company held more than 5% of the share capital at 31 December 1998:

----------------------------------------------------------------------
                       As a % of the capital      As a % of the voting
                                                         rights
----------------------------------------------------------------------
Havas                                29.85%                     31.46%
Havas Advertising                     5.11%                      0.00%
Other shareholders                   65.04%                     68.54%
----------------------------------------------------------------------
Total                               100.00%                    100.00%
----------------------------------------------------------------------

(*) Havas Advertising holds 367,193 of its own shares, including 300,408 set aside for the stock purchase option plans and 66,785 shares for stabilization of the price. These shares are posted to the assets on the balance sheet among investment securities under the Finances heading.

Subscription and purchase options of shares

-------------------------------------------------------------------------------------------------------------------------------
                                         Plans de souscription                                        Plan d'achat
-------------------------------------------------------------------------------------------------------------------------------
Date of Board
 of Directors'
 meeting            23/03/1994  23/03/1995  29/06/1995  07/12/1995  21/03/1996  05/12/1996  06/03/1995  05/03/1998  19/06/1997
-------------------------------------------------------------------------------------------------------------------------------
Total number
 of shares
 that can be
 subscribed or
 purchased                1012       31383       12000      168706        5000      117569        3334       79500      300000
-------------------------------------------------------------------------------------------------------------------------------
Effective date
 for the
 exercise of
 options            23/03/1994  23/03/1995  29/06/1995  07/12/1995  21/03/1996  05/12/1996  01/01/1998  01/01/1999  19/06/2002
-------------------------------------------------------------------------------------------------------------------------------
Expiration
 date               22/03/1999  22/03/2002  28/06/2000  31/12/2002  20/03/2001  31/12/2003  31/12/2003  31/12/2001  19/06/2004
-------------------------------------------------------------------------------------------------------------------------------

All the share subscription option plans shall result in the creation of a maximum number of 418,504 shares.

Shares subscription warrants

On 13 May 1998, the company issued 6,695,621 Havas Advertising share subscription warrants also listed on the Premier Marche of the Paris Stock Exchange.

Starting 13 May 1998 and through 13 May 2001, inclusive, 20 warrants will entitle the holder to subscribe to 1 share at the price of FF1,200 per share.

At 31 December 1998, there remained 6,690,621 warrants that could result in the creation of 334,531 shares.

Issue of Bonds convertible into and/or exchangeable for new or existing shares

On 3 February 1999, prior to the public placing of the issue of Bonds convertible into and/or exchangeable for new or existing shares referred to in Chapter II of this note d'operation, Havas Advertising placed with qualified investors other bonds with the exact same characteristics for a total amount of euro 207,000,032, represented by 1,101,064 Bonds.

A prospectus relative to these Bonds shall be submitted to the COB for issuance of a visa for their admission to trading on the Premier Marche of the SBF-Bourse de Paris. The expected listing date is 12 February 1999.

                                  CHAPTER IV

                  INFORMATION ON THE ACTIVITY OF THE COMPANY

The information concerning this chapter is included in the document de reference registered on 30 March 1998 with the Commission des operations de bourse under number R.98-090.

                                   CHAPTER V

             ASSETS, LIABILITIES, FINANCIAL SITUATION AND RESULTS

The information concerning this chapter is included in the document de reference registered on 30 March 1998 with the Commission de operations de bourse under number R98-090 and supplemented by information on activity and results for the first half of 1998 ended 30 June 1998, below.

5.1       TABLE OF CONSOLIDATED ACTIVITY AND RESULTS FOR THE FIRST HALF OF 1998

------------------------------------------------------------------------------------------------------------------------------------
                                                     First half 98                 First half 97              Fiscal Year 1997
------------------------------------------------------------------------------------------------------------------------------------
                                             In millions   In millions of   In millions    In millions   In millions    In millions
                                                of FF          euro(*)         of FF        of euro (*)      of FF       of euro (*)
------------------------------------------------------------------------------------------------------------------------------------

Reconstituted sales volume                    18,323,270      2,793,365      15,919,296      2,426,881     34,091,431     5,197,205
Accounting sales                              11,679,123      1,780,471       7,762,190      1,183,338     17,222,390     2,625,536
Cost of sales                                 (8,932,006)    (1,361,676)     (5,375,489)      (819,488)   (12,111,231)   (1,846,345)
Gross profit                                   2,747,117        418,795       2,386,701        363,850      5,111,159       779,191
Personal costs                                (1,556,170)      (237,237)     (1,353,493)      (206,339)    (2,879,305)     (438,947)
Others charges and proceeds, net                (881,582)      (134,396)       (777,886)      (118,588)    (1,636,158)     (249,431)
Total operating expenses                      (2,437,752)      (371,633)     (2,131,379)      (324,927)    (4,515,463)     (688,378)
Operating result                                 309,365         47,162         255,322         38,924        595,696        90,813
Financial result                                    (774)          (118)        (33,585)        (5,120)       (59,184)       (9,023)
Current pre-tax result                           308,591         47,044         221,737         33,804        536,512        81,791
Extraordinary items                               (3,394)          (517)        (12,423)        (1,894)       (58,523)       (8,922)
Employee profit-sharing                           (4,425)          (675)         (2,172)          (331)        (6,931)       (1,057)
Pre-tax result                                   300,772         45,852         207,142         31,579        471,058        71,812
Corporation income tax                           (74,811)       (11,405)        (52,397)        (7,988)      (130,304)      (19,865)
Result of fully consolidated companies           225,961         34,448         154,745         23,591        340,754        51,948
Result of companies consolidated                      26              4               0              0              0             0
  by the equity method
Net current result before amortization
 of acquisition                                  225,987         34,451         154,745         23,591        340,754        51,948
  differentials
Including Group share                            184,494         28,126         122,947         18,743        276,606        42,168
Extraordinary net result                          16,994          2,591            (464)           (71)       (14,614)       (2,228)
Including Group share                             16,994          2,591            (459)           (70)       (14,605)       (2,227)
Net result before amortization of
  acquisition differentials                      242,981         37,042         154,281         23,520        326,140        49,720
Including Group share                            201,488         30,717         122,488         18,673        262,001        39,942
Amortization of acquisition                      (51,853)        (7,905)        (46,917)        (7,152)       (99,673)      (15,195)
  differentials
Including Group share                            (51,617)        (7,869)        (46,841)        (7,141)       (99,243)      (15,129)
Consolidated overall result                      191,128         29,137         107,364         16,368        226,467        34,525
Including Group share                            149,871         22,848          75,647         11,532        162,758        24,812
Result before interest expenses                  301,546         45,970         240,727         36,699        530,242        80,835

(*)  Amounts given for information purposes.

5.3  CONSOLIDATED BALANCE SHEET FOR THE FIRST HALF OF 1998

                                                                  30 June 1998                         31 December 1997
                                                       In millions          In millions       In millions           In millions
                                                          of FF               of euro            of FF                of euro
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Intangible fixed assets                                    170,534               25,998            176,206               26,862
Equity participation acquisition
 differentials                                           3,474,522              529,687          3,426,404              522,352
Tangible fixed assets                                      668,894              101,972            680,419              103,729
Financial fixed assets                                     120,152               18,317            103,141               15,724
-------------------------------------------------------------------------------------------------------------------------------
Total fixed assets                                       4,434,102              675,974          4,386,170              668,667
-------------------------------------------------------------------------------------------------------------------------------
Stocks and outstanding                                     367,980               56,098            282,717               43,100
Advances and installments paid on orders                    36,445                5,556             23,719                3,616
Receivables and related accounts                         4,469,970              681,443          4,558,539              694,945
Other operating claims                                     356,028               54,276            344,658               52,543
Miscellaneous claims and accrued income                  1,382,091              210,698          1,134,377              172,935
  and deferred expenses
Cash and banks                                           1,959,440              298,715          2,181,396              332,552
-------------------------------------------------------------------------------------------------------------------------------
Total current Assets                                     8,571,954            1,306,786          8,525,406            1,299,690
-------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                            13,006,056            1,982,760         12,911,576            1,968,357
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                                                30 June 1998(*)                          31 December 1997
                                                       In millions           In millions       In millions          In millions
                                                          of FF                of euro            of FF               of euro
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Capital                                                    349,744               53,318            282,441               43,058
Issue, merger, and capital contribution
 premiums                                                2,384,458              363,508          1,535,705              234,117
Other reserves                                             424,769               64,756            254,638               38,819
Consolidated result (Group share)                          149,871               22,848            162,758               24,812
-------------------------------------------------------------------------------------------------------------------------------
Equity capital (Group share)                             3,308,842              504,430          2,235,542              340,806
-------------------------------------------------------------------------------------------------------------------------------
Minority interests                                         292,427               44,580            318,143               48,501
-------------------------------------------------------------------------------------------------------------------------------
Total equity                                             3,601,269              549,010          2,553,685              389,307
-------------------------------------------------------------------------------------------------------------------------------
Contingencies and loss provision                           314,385               47,928            331,278               50,503
Long-term debt
--Debenture loans                                           71,540               10,906            980,163              149,425
--Other loans and long-term debt                         2,119,791              323,160          1,914,844              291,916
Subtotal                                                 2,191,331              334,066          2,895,007              441,341
--Advances and installments received on
outstanding orders                                       1,098,858              167,520           1032,969              157,475
--Payables and related accounts                          2,824,564              430,602          2,897,947              441,789
--Other debts and prepaid income                         2,975,649              453,635          3,200,690              487,942
-------------------------------------------------------------------------------------------------------------------------------
Total debt                                               9,090,402            1,385,823         10,026,613            1,528,547

TOTAL LIABILITIES                                       13,006,056            1,982,760         12,911,576            1,968,357
-------------------------------------------------------------------------------------------------------------------------------
(*) Between June 30, 1998 and December 31, 1998, the equity capital of Hahas Advertising S. A. changes as follows:

-----------------------------------------------------------------------------------------------------------------------
                                                              Issue, Merger
                                                               and capital
                                                              contributions     Other     Total before      Number of
                                                     Capital     premiums     reserves    1998 result        shares
-----------------------------------------------------------------------------------------------------------------------
Equity capital at June 30, 1998                      349,744      2,384,458    424,769      3,158,971       6,994,881
Share subscription options exercised                   1,325         12,746                    14,071          26,492
Conversion of bonds into shares                        5,189         65,764                    70,953         103,763
Exercise of "BSA May 1998" share subscription
  orders                                                   5            148                       153             129
Dividend paid in shares for fiscal year 1997           3,333         64,391    (80,226)       (12,502)         66,657
Expenses charged (*)                                                (10,833)                  (10,833)
-----------------------------------------------------------------------------------------------------------------------
Equity capital at December 31, 1998                  359,596      2,516,674    344,543      3,220,813       7,191,922
-----------------------------------------------------------------------------------------------------------------------
(*)  Unamortized costs of issuing 2.75% April 1994 convertible bonds, and conversion costs.

5.2  GROUP ACTIVITY REPORT

     Activity and major events of the 1st half of 1998

     The first half was marked by the start of the early redemption of our 1992 and 1994 convertible bonds.

     The closing of this transaction in July 1998 resulted in a 93.3 per cent conversion rate for the 1992 bonds and 99.8 per cent for the 1994 bonds, thus reducing the group's debt by FF907 million.

     The accounts at 30 June 1998 were prepared on the basis of actual conversions as at that date (92 per cent and 93 per cent, respectively.) Consequently, the company's results and consolidated results at 30 June 1998 include a charge of FF9,953 thousand linked to the bonds not yet converted on that date, which will not occur for fiscal year 1998 as a whole, since nearly all the convertible bonds were converted subsequent to that date.

     Consolidation

     The consolidation at 30 June 1998 includes the following actions:

     - inclusion of the space-buying firm SFM, based in the United States,

     - inclusion of the Audour and LMG firms in France,

     - withdrawal of the French firms Kendo, Peclers and Eccla, which were sold.

     Accounting methods and rules

     The accounts of the Havas Advertising group at 30 June 1998 were drawn up in following the same rules and principles as for the financial statements at 31 December 1997.

     Result of Havas Advertising S.A.

     The result of the holding company as at 30 June 1998 shows a profit of FF149,247 thousand.

     Consolidated result

     Gross income for the 1st half of 1998 was FF2,747 million, against FF2,387 million in the 1st half of 1997.

     This growth of +15.1 per cent in gross figures breaks down into a +13 per cent growth, the consolidation and exchange rates being equal.

     The result from operations comes to FF309,365 million, to be compared to a result from operations of FF255,322 thousands in the 1st half of 1997, an increase of 21.2 per cent.

     The earnings before interest and taxes (EBIT) of FF301,546 million compared to the gross income gives a ratio of 11 per cent as against 10.1 per cent in the 1st half of 1997 and 10.4 per cent for the 1997 fiscal year, which reflects the efforts to improve productivity within the group.

     The non-recurring income of FF16,994 thousand includes the one-time effects linked to the conversions of 1992 and 1994 convertible bonds and the transfer of 100,000 of its shares as well as the charges linked to the startup of major projects (Euro, year 2000, search for international alliances).

                                  CHAPTER VI

               ADMINISTRATIVE, MANAGEMENT AND SUPERVISION BODIES

The information concerning this chapter is included in the document de reference registered on 30 March 1998 with the Commission des operations de bourse under number R.98-090.

As of the date of this note d'operation, this information continues to be correct, subject to the following:

On 27 May 1998, the general meeting of shareholders named Mr. Eric Licoys and Mr. Robert Schmetterer as new members of the Board of Directors.

At its meeting of 27 May 1998 the Board of Directors accepted the resignation of Mr. Pierre Dauzier and Mr. Jean Stock as members of the Board of Directors of the company.

At its meeting on 1 October 1998, the Board of Directors co-opted Mr. Jean-Laurent Nabet as a new member of the Board.

                                  CHAPTER VII

                  INFORMATION CONCERNING RECENT DEVELOPMENTS
                             AND FUTURE PROSPECTS


7.1  RECENT DEVELOPMENTS

          Sales1 of the Havas Advertising group for the first nine months of 1998 are FF26.3 billion, that is, an increase of 11.7 per cent compared to the first nine months of 1997, or 11.4 per cent at constant exchange rates and a comparable consolidation.

          At a constant exchange rate and comparable consolidation, the increase in sales during this nine-month period is 11.4 per cent.

          By geographic area, the grow was 86 per cent in Latin America, 13 per cent in the United States and 9.2 per cent in Europe, while activity in the Asian Pacific area was down 5 per cent.

          For all of fiscal year 1998, an increase in sales volume in line with the trend observed over the first nine months is expected.

          The breakdown by geographic zone should be as follows:

          - North America :  31.5%

          - Latin America :  4.0%

          - France :  30.5%

          - Europe :  29.5%

          - Asian Pacific :  4.5%

          During the first nine months of the fiscal year, Euro RSCG "new business" totaled more than three billion francs thanks to the increase in new budgets and the expansion of its clients worldwide.

          At the same time, all the groups activities benefited from the dynamics of the new media and the Internet. This activity represents nearly 10 per cent of the gross profit of the group, which is therefore now in 4th place worldwide in terms of new technologies.

          1. The advertising figures given in this note d'operation are reconstituted in accordance with the rules of the profession and established for the purposes of the professional publications. The accounting business has no economic significance in the field of communications consulting.

               Indeed, it adds two non-comparable categories of revenues;

               - on the one hand, fees, which represent true compensation;

                  - on the other hand, sales of space and technical costs
                    charged to clients: when these sales, especially in certain foreign countries, are made by companies in the industry acting as non-agency intermediaries, the compensation is not constituted by the space sales volume but by the margin of profit on these sales.

               For this reason, the industry resorts to the concept of "reconstituted" figures which measure the volume of advertising budgets handled, irrespective of the form of compensation. These reconstituted figures are generally calculated by multiplying the agency's gross compensation by 6.67, a rate which corresponds to the traditional 15% commission on advertising expenses, or using, whenever possible, the actual amount of advertising expenses invested by the clients.

          The rate of profitability on operations of the group's activities in 1998 should exceed 11 per cent, up nearly 1 point compared to the 1997 figure. Profitability is substantially higher in Europe.

          In all, for fiscal year 1998, the group's share of global net results, before amortization of excess values, should be up more than 50 per cent compared to the 1997 figure. Per share, given the dilution resulting from the conversion during the year of convertible bonds, the net profit before write-off of excess values should be more than 20 per cent higher.

          Thanks to the success of the conversion of convertible bonds and thanks to the results for the year, the group will show a positive financial situation (cash assets less financial debt), whereas this situation showed net indebtedness of FF714 million at the beginning of the year.


7.2  FUTURE PROSPECTS

          During the last three years, the group has posted combined growth of 40 per cent in its gross profit, three points in its profitability rate and a doubling of its net earnings.

          These results and the financial situation restored to health by the conversion of convertible bonds are solid starting points for major growth in both gross margin and net profit.

          The group's strategy is to attain a size that will enable it to figure among the top five advertising groups in the world. To do this, Havas Advertising has decided, while continuing its organic growth, to speed up its expansion through external growth, which is made possible by its new financial structure.

          An acquisitions program will be conducted mainly aimed at strengthening Euro RSCG and also the other three group divisions, i.e. the Campus network, the Media division and Diversified Agencies.

          On 21 January 1999, Euro RSCG bought 100 per cent of the U.S. agency Jordan McGrath Case & Partners, which is ranked among the top twenty New York agencies with sales of USD 600 million. With this acquisition, Euro RSCG now has eight agencies in the North American market, and is among the "Top 10" among U.S. networks.

          At the same time, Havas Advertising has just announced that it has acquired a controlling 68 per cent share of the group Rempen & Partners, one of the main actors in advertising communications in Germany, already a partner of the Campus network since 1 January 1996. The Rempen & Partners group does DM250 million worth of business.

          This acquisition give Campus a solid base in the third largest advertising market in the world and gives concrete expression to the desire to grow Campus to make it the number two international network within the group, constituting, with different resources, a real alternative to Euro RSCG for worldwide clients.

          Other projects should be coming to fruition in the short or medium term, illustrating the implementation of this investment program.

          This strategy is being carried out with the twofold desire of making sure that the operations carried out create value and preserve the quality of the group's financial structure.